Exhibit 99.5

Dennis M. Oates

Phone:   412-257-7609

Fax:   412-257-7605

June 28, 2017

VIA FEDERAL EXPRESS AND EMAIL

Craig C. Bram

President and Chief Executive Officer

Synalloy Corporation

4510 Cox Road, Suite 201

Richmond, VA 23060

Dear Mr. Bram:

On behalf of the Board of Directors of Universal Stainless & Alloy Products, Inc. (the “Company”), I am writing in response to your letter addressed to me, dated June 13, 2017 (the “Letter”).

Following my receipt of the Letter, I promptly shared copies of the Letter with the members of the Company’s Board of Directors and the Company’s independent financial and legal advisors. Our Board of Directors has thoroughly and carefully reviewed the Letter and analyzed with an open mind and fresh outlook all of the matters addressed in the Letter, as well as in your previous letter, dated June 1, 2017, again with the benefit of advice from the Company’s independent financial and legal advisors.

After the additional review and analysis by our Board of Directors, they have unanimously determined that it is in the best interests of the Company and its stockholders not to pursue a potential transaction with Synalloy Corporation.

Sincerely,

/s/ Dennis M. Oates

Dennis M. Oates
Chairman of the Board, President and Chief Executive Officer

600 Mayer Street, Bridgeville, PA 15017    phone 412.257.7600    fax 412.257.7640    web  www.univstainless.com